Exhibit 23


                           INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-42940 and 333-42940-01 of The May Department Stores Company on Form S-3 and Registration Statements Nos. 333-59792, 333-76227, 333-00957, and 333-103352 of
The May Department Stores Company on Form S-8 of our report dated February 12, 2003, relating to the consolidated financial statements of The May Department Stores Company and subsidiaries as of and for the year ended February 1, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the adoption of a new accounting principle and (2) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of The May Department Stores Company for the year ended February 1, 2003.




/s/Deloitte & Touche LLP

St. Louis, Missouri
March 27, 2003